EXECUTION VERSION

CONTRIBUTION AGREEMENT
by and between
ICAHN ENTERPRISES L.P., and
IRL HOLDING LLC
Dated February 29, 2016

CONTRIBUTION AGREEMENT
 TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS
1.1	"Affiliate"
1.2	"Agreed Value"
1.3	"Agreement"
1.4	"Business Day"
1.5	"Closing"
1.6	"Closing Date"
1.7	"Code"
1.8	"Confidential Information"
1.9	"Contract"
1.10	"Government"
1.11	"Governmental Entity"
1.12	"Guarantees"
1.13	"IEP"
1.14	"IEP Units"
1.15	"Indemnified Losses"
1.16	"Indemnified Party"
1.17	"Indemnifying Party"
1.18	"IRL"
1.19	"IRL Indemnified Persons"
1.20	"IRS"
1.21	"Law"
1.22	"Losses"
1.23	"Order"
1.24	"Party"
1.25	"Person"
1.26	"Tax" or "Taxes"
1.27	"Tax Returns"
ARTICLE 2 CONTRIBUTION
2.1	IRL's Contribution.
2.2	Closing
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF IRL
3.1	Legal Existence and Power
3.2	Valid and Enforceable Agreement; Authorization; Non-contravention
3.3	Title to the Interest
3.4	Brokers, Finders
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF IEP
4.1	Legal Existence and Power
4.2	Valid and Enforceable Agreement; Authorization; Non-contravention
4.3	The IEP Units
4.4	Brokers, Finders
ARTICLE 5 ADDITIONAL COVENANTS OF THE PARTIES
5.1	Post-Contribution Undertakings
5.2	Further Assurances; Cooperation
5.3	Confidentiality
5.4	Public Disclosure
5.5	Tax Treatment of the Transactions
ARTICLE 6 CLOSING DELIVERABLES OF THE PARTIES
6.1	Deliveries of IRL at Closing
6.2	Deliveries of IEP at Closing
ARTICLE 7 INDEMNIFICATION
7.1	Indemnification by IRL
7.2	Indemnification by IEP
7.3	Notice of Claim
ARTICLE 8 MISCELLANEOUS PROVISIONS
8.1	Notice
8.2	Entire Agreement
8.3	Amendment and Modification
8.4	Assignment; Binding Agreement
8.5	Waiver of Compliance; Consents
8.6	Expenses
8.7	Counterparts
8.8	Severability
8.9	Remedies Cumulative
8.10	Governing Law
8.11	No Third Party Beneficiaries or Other Rights
8.12	Submission to Jurisdiction
8.13	Waiver of Jury Trial
8.14	Headings; Interpretation

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of February 29, 2016, by and between Icahn Enterprises L.P., a Delaware limited partnership ("IEP"), and IRL Holding LLC, a Delaware limited liability company ("IRL"). IEP and IRL are each referred to herein as a "Party" and together as the "Parties". Capitalized terms not otherwise defined herein are defined in ARTICLE 1.
RECITALS
WHEREAS, IRL is the owner of 25% of the outstanding limited liability company membership interests of American Railcar Leasing, LLC, a Delaware limited liability company (the "Interest");
WHEREAS, IRL wishes to contribute the Interest to IEP in exchange for the IEP Units, and IEP wishes to accept the contribution of the Interest in exchange for the IEP Units; and
WHEREAS, IRL and IEP intend for the contribution of the Interest in exchange for the IEP Units to qualify as a tax-free contribution described in Section 721(a) of the Code.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
 DEFINITIONS
The following terms shall have the meanings set forth below in this ARTICLE 1.
1.1            "Affiliate" means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person's immediate family. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
1.2            "Agreed Value" shall mean $35,000,000.
1.3            "Agreement" means this Contribution Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof.
1.4            "Business Day" means any day which is not a Saturday, Sunday or legal holiday in the State of Missouri, United States of America.
1.5            "Closing" means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.2.
1.6            "Closing Date" means February 29, 2016.
1.7            "Code" means the Internal Revenue Code of 1986 as amended from time to time.
1.8            "Confidential Information" has the meaning set forth in Section 5.3.
1.9            "Contract" means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, open purchase order, or offer, written or oral, express or implied.
1.10            "Government" means the United States of America, any other nation or state, any U.S. State, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.
1.11            "Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state or local government or international, multinational or other government and any bodies exercising powers derived from the authority of those entities, including any department, commission, board, agency, court, bureau, official or other self-regulatory, regulatory, administrative, quasi-governmental or judicial authority thereof.
1.12            "Guarantees" means the guarantees of ACF Industries Holding LLC arising under (a) the Credit Agreement, dated as of February 21, 2014, by and among NCF I, LLC, as borrower, American Railcar Leasing LLC, ACF Industries Holding LLC, the various lenders thereunder, and Key Equipment Finance, as administrative agent and (b) the Credit Agreement, dated as of February 25, 2014, by and among NCF II, LLC, as borrower, American Railcar Leasing LLC, ACF Industries Holding LLC, the various lenders thereunder, and U.S. Bank National Association, as security agent.
1.13            "IEP" has the meaning set forth in the preamble to this Agreement.
1.14            "IEP Units" has the meaning set forth in Section 2.1(b).
1.15            "Indemnified Losses" has the meaning set forth in Section 7.1.
1.16            "Indemnified Party" has the meaning set forth in Section 7.3.
1.17            "Indemnifying Party" has the meaning set forth in Section 7.3.
1.18            "IRL" has the meaning set forth in the preamble to this Agreement.
1.19            "IRL Indemnified Persons" has the meaning set forth in Section 7.1.
1.20            "IRS" means the United States Internal Revenue Service.
1.21            "Law" means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.
1.22            "Losses" has the meaning set forth in Section 7.1.
1.23            "Order" means an order, writ, injunction, or decree of any court or Government.
1.24            "Party" has the meaning set forth in the first paragraph hereof.
1.25            "Person" means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof) and shall be construed broadly.
1.26            "Tax" or "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, real and personal property, unclaimed property, capital, severance, premium, windfall profits, customs, duties, ad valorem, recapture, alternative minimum, value added and excise taxes; and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."
1.27            "Tax Returns" means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."
ARTICLE 2
 CONTRIBUTION
2.1            IRL's Contribution.
(a)            Subject to the terms and conditions stated herein, at the Closing on the Closing Date, IRL agrees to contribute, convey, transfer and assign to IEP, the Interest, in the manner set forth in this Agreement. The parties agree that as of the date hereof, the aggregate value of the Interest is equal to the Agreed Value.
(b)            In consideration of the contribution, conveyance, transfer and assignment of the Interest by IRL to IEP, in reliance upon the representations, warranties and covenants made herein by IRL, IEP, in full payment for the Interest, agrees to grant IRL all right, title and interest to 685,367 newly issued depository units of IEP (the "IEP Units").
2.2            Closing. The Closing shall take place at 11:59 p.m. on the Closing Date, at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, New York, NY 10019, or at such other place as the Parties may agree in writing. At Closing, IRL shall deliver or cause to be delivered to IEP the deliverables identified in Section 6.1. At Closing, IEP shall deliver or cause to be delivered to IRL the deliverables identified in Section 6.2.
ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF IRL
IRL hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.
3.1            Legal Existence and Power.
(a)            IRL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)            IRL has the full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
3.2            Valid and Enforceable Agreement; Authorization; Non-contravention.
(a)            This Agreement has been duly executed and delivered by IRL and constitutes a legal, valid and binding obligation of IRL, enforceable against IRL in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.
(b)            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary limited liability company actions on the part of IRL.
(c)            IRL is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by IRL of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by IRL or the consummation by IRL of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a material adverse effect with respect to IRL.
3.3            Title to the Interest. IRL has good, marketable and indefeasible title to the membership interests that comprise the Interest, free and clear of any encumbrances and has the full power and authority to convey, transfer and assign the membership interests that comprise the Interest, free and clear of all encumbrances.
3.4            Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of IRL, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF IEP
IEP hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.
4.1            Legal Existence and Power.
(a)            IEP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)            IEP has the full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
4.2            Valid and Enforceable Agreement; Authorization; Non-contravention.
(a)            This Agreement has been duly executed and delivered by IEP and constitutes a legal, valid and binding obligation of IEP, enforceable against IEP in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.
(b)            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary limited partnership actions on the part of IEP.
(c)            IEP is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by IEP of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by IEP or the consummation by IEP of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a material adverse effect with respect to IEP.
4.3            The IEP Units. The issuance of IEP Units to IRL has been duly authorized by IEP and, when issued and delivered to IRL in accordance with the terms of this Agreement, will be validly issued in accordance with the governing documents of IEP, free and clear of all encumbrances.
4.4            Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of IEP, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
ARTICLE 5
 ADDITIONAL COVENANTS OF THE PARTIES
5.1            Post-Contribution Undertakings. Following the Closing:
(a)            Neither IEP nor any of its subsidiaries shall take, or fail to take, any action that would cause IRL (or any successor thereto) to recognize income or gain attributable to the Interest for federal income tax purposes (including, without limitation, the allocation of sufficient liabilities of IEP);
(b)            Icahn Enterprises Holding L.P. or one of its subsidiaries (as reasonably agreed by the Parties) shall be substituted as the guarantor under the Guarantees; and
(c)            IRL hereby waives its right to receive quarterly distributions payable in cash for two years following the Closing unless such cash distributions constitute "operating cash flow distribution" within the meaning of Treasury Regulations Section 1.707-4(b) or pro rata debt financed distributions.
5.2            Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.
5.3            Confidentiality. The Parties acknowledge that the Confidential Information of the other Party is valuable and proprietary to the Party and agrees not to, directly or indirectly, publish, disseminate or otherwise disclose any Confidential Information or developments of a Party without the prior written consent of the other Party. For purposes of this Agreement, the term "Confidential Information" means any and all information not publicly available or generally available to the industry, which relates to specific matters concerning the Party.
5.4            Public Disclosure. The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosure to the extent permitted above or to the extent required by applicable law, including the requirements of the New York Stock Exchange or the United States Securities and Exchange Commission.
5.5            Tax Treatment of the Transactions. The Parties agree and acknowledge that the contribution by IRL of the Interest to IEP in exchange for IEP Units is intended to qualify as a tax-free contribution to a partnership under Section 721(a) of the Code. The Parties shall file all Tax Returns in a manner consistent with this intended Tax treatment.
ARTICLE 6
 CLOSING DELIVERABLES OF THE PARTIES
6.1            Deliveries of IRL at Closing. At the Closing, IRL shall make or tender, or cause to be made or tendered, delivery of the following to IEP:
(a)            evidence that the Interest has been transferred from ILP to IEP;
(b)            such other customary documents, instruments or certificates as shall be reasonably requested by IEP and as shall be consistent with the terms of this Agreement.
6.2            Deliveries of IEP at Closing. At the Closing, IEP shall make or tender, or cause to be made or tendered, delivery of the following to IRL:
(a)            certificates evidencing the issuance to IRL of the IEP Units; and
(b)            such other customary documents, instruments or certificates as shall be reasonably requested by IRL and as shall be consistent with the terms of this Agreement.
ARTICLE 7
 INDEMNIFICATION
7.1            Indemnification by IRL. Subject to the terms and conditions of this ARTICLE 7, IRL shall indemnify and hold harmless IEP and its Affiliates and the members, stockholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the "IEP Indemnified Persons"), from and against any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses, taxes net of any tax benefits, or costs ("Losses"), plus reasonable attorneys' fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses and/or enforcement of this Agreement (in all, "Indemnified Losses") incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by IRL in ARTICLE 3 of this Agreement, (ii) any breach or violation of a covenant or agreement made by IRL in this Agreement, including the provisions of ARTICLE 5 of this Agreement, or (iii) any Taxes of IRL, including Taxes resulting from allocations of income to IRL attributable to IRL's ownership of the Interest for taxable periods (or portions thereof) ending on or prior to the Closing Date.
7.2            Indemnification by IEP. Subject to the terms and conditions of this ARTICLE 7, IEP shall indemnify and hold harmless IRL and its Affiliates and the members, stockholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the "IRL Indemnified Persons"), from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by IEP in ARTICLE 4 of this Agreement or (ii) any breach or violation of a covenant or agreement made by IEP in this Agreement, including the provisions of ARTICLE 5 of this Agreement.
7.3            Notice of Claim. In the event that IEP seeks indemnification on behalf of an IEP Indemnified Person, or IRL seeks indemnification on behalf of an IRL Indemnified Person, such Party seeking indemnification (the "Indemnified Party") shall give reasonably prompt written notice to the indemnifying Party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than ten days after the Indemnified Party provides notice to the Indemnifying Party of such amount.
ARTICLE 8
 MISCELLANEOUS PROVISIONS
8.1            Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, when receipt is confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to IRL: IRL Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153 Telephone: (212) 702-4300 Facsimile: (212) 750-5815 Attn: Irene March	If to IEP: Icahn Enterprises L.P. 767 Fifth Avenue, 47th Floor New York, NY 10153 Telephone: (212) 702-4300 Facsimile: (212) 750-5815 Attn: Keith Cozza
8.2            Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
8.3            Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between the Parties.
8.4            Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by a Party hereto without the prior written consent of the other Party.
8.5            Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Party, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.5.
8.6            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
8.7            Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
8.8            Severability. If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
8.9            Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties' rights to redress for fraud.
8.10            Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.
8.11            No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person's successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.
8.12            Submission to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, the United States District Court for the Eastern District of Missouri and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action of proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.
8.13            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 8.13.
8.14            Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article or a Section, unless otherwise indicated, shall mean an Article or a Section of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "include," "includes," "including," and derivative or similar words shall be construed to be followed by the phrase "without limitation"; and (v) references herein to "days" are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.
ICAHN ENTERPRISES L.P.
By: Icahn Enterprises G.P., Inc., its general partner
By:
Name: SungHwan Cho
Title: Chief Financial Officer
IRL HOLDING LLC
By:
Name: Keith Cozza
Title: Vice President & Treasurer